UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2026

LIBERTY BROADBAND CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36713	47-1211994
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A common stock	LBRDA	The Nasdaq Stock Market LLC
Series C common stock	LBRDK	The Nasdaq Stock Market LLC
Series A Cumulative Redeemable preferred stock	LBRDP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 12, 2024, by and among Liberty Broadband Corporation, a Delaware corporation (“Liberty Broadband”), Charter Communications, Inc., a Delaware corporation (“Charter”), Fusion Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Charter (“Merger LLC”), and Fusion Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Merger LLC, and (ii) the Amendment No. 1 to the Second Amended and Restated Stockholders Agreement and the Letter Agreement (as amended by the Letter Agreement, dated March 5, 2026, the “Stockholders and Letter Agreement Amendment”), dated as of November 12, 2024, Charter, under certain conditions set forth in the Stockholders and Letter Agreement Amendment, agreed to provide term loans to Liberty Broadband.

On May 12, 2026, Liberty Broadband and Charter entered into a loan agreement (the “Loan Agreement”), by and among Liberty Broadband, as borrower, certain of Liberty Broadband’s wholly owned subsidiaries, as guarantors, and Charter, as lender. The Loan Agreement provides for a series of term loans in such amounts as shall be agreed by Liberty Broadband and Charter (the “Loan Facility”). Pursuant to the terms of the Merger Agreement and the Stockholders and Letter Agreement Amendment, on May 12, 2026, Charter advanced a term loan to Liberty Broadband in the aggregate principal amount of approximately $359 million (the “Initial Borrowing”). Borrowings under the Loan Facility bear interest at the Term SOFR applicable to the Term A-7 Loans under Charter’s existing credit agreement plus a margin of 2.00%. Loans under the Loan Facility may be prepaid without penalty or premium upon three (3) business days prior notice to Charter. Any amounts repaid on the Loan Facility may not be reborrowed. Any loans made under the Loan Facility are scheduled to mature on the earlier of (x) the date that is six (6) months after the Drop Dead Date (as defined in, and as may be extended by, the Merger Agreement) and (y) the date that is six (6) months after the date on which the Merger Agreement is terminated. The Loan Facility must be repaid at maturity in cash by Liberty Broadband. Payment of the loans may be accelerated following certain customary events of default. The payment and performance of the obligations under the Loan Agreement are guaranteed by certain of Liberty Broadband’s wholly owned subsidiaries and secured by the equity interests of such subsidiaries.

The Loan Agreement contains certain customary covenants, including covenants that restrict Liberty Broadband and its subsidiaries from making certain intercompany dispositions and other covenants requiring Liberty Broadband and its subsidiaries to provide additional security and guaranties upon reasonable request of Charter and to comply with the interim operating covenants of the Merger Agreement (regardless of whether the Merger Agreement is in effect).

Borrowings under the Loan Agreement may be used to repay, repurchase, redeem, prepay or otherwise settle any debt of Liberty Broadband and its subsidiaries as set forth further in the Stockholders and Letter Agreement Amendment. The Initial Borrowing, together with proceeds from repurchases by Charter of shares of Charter common stock held by Liberty Broadband on or prior to the date of the Initial Borrowing, has been used to repay $617 million in principal and accrued and unpaid interest under the margin loan facility of a subsidiary of Liberty Broadband.

The description of the Loan Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2026, a bankruptcy-remote wholly owned subsidiary (“SPV”) of Liberty Broadband entered into a Limited Waiver to Margin Loan Agreement (the “Limited Waiver”), in connection with SPV’s margin loan agreement, dated as of August 31, 2017 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Margin Loan Agreement”), with BNP Paribas, New York Branch, as the administrative agent, BNP Paribas, as the calculation agent, and the lenders party thereto from time to time (the “Lenders”).

Pursuant to the Limited Waiver, the Lenders waived their right to make adjustments to the terms of the Margin Loan Agreement following the occurrence of a Share Price Event (as defined in the Margin Loan Agreement) and any Potential Adjustment Event (as defined in the Margin Loan Agreement) arising solely due to a Share Price Event, in each case, until the earlier of (a) the date that is six months after the effective date of the Limited Waiver and (b) the date on which the Agreement and Plan of Merger, dated as of November 12, 2024, by and among the Company, Charter Communications, Inc., a Delaware corporation, and the other parties party thereto, is terminated.

The description of the Limited Waiver set forth above is qualified in its entirety by reference to the Limited Waiver, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2026

LIBERTY BROADBAND CORPORATION

By:	/s/ Brittany A. Uthoff
	Name:	Brittany A. Uthoff
	Title:	Vice President and Assistant Secretary